Exhibit 10.7

JOINT VENTURE AGREEMENT

Article I. Introduction

This Agreement is entered into as of June 17, 1999, among RY-8, Inc., a Hawaii corporation (being a wholly owned subsidiary of Roy’s Holdings, Inc., a Hawaii corporation) (“Roy’s”) and OS Pacific, Inc., a Florida corporation (being a wholly owned subsidiary of Outback Steakhouse, Inc., a Delaware corporation) (“Outback”) for the purpose of carrying on a joint venture. The name of the joint venture shall be “Roy’s/Outback Joint Venture.”

Article II. Purpose of Joint Venture

The purpose of the joint venture shall be to develop, own and operate throughout the world (excluding Hawaii, Japan, Guam and certain markets in the United States where there are existing franchisees as of the date hereof to the extent such franchisees have been granted exclusive territories) a chain of casual, fine dining restaurants featuring Pacific Rim cuisine, the culinary style and concept having been originally developed by Chef Roy Yamaguchi and Hawaiian Pacific Restaurant Group, Inc. (a wholly owned subsidiary of Roy’s Holdings, Inc.), and which are commonly referred to as “Roy’s,” followed by a geographic tag, e.g., Roy’s at Pebble Beach, Roy’s Scottsdale and Roy’s Bonita Springs (the “Restaurants” or “Restaurant”).

Article III. Duties of Parties

3.1. General Duties

Each Joint Venturer will devote such time and efforts as may be reasonably necessary to develop, own and operate as many Restaurants as are viable and feasible in the shortest period of time, provided, however, that (i) the quality of each new Restaurant and all existing Restaurants shall not be impaired, and (ii) mutually agreed upon rates of return are achieved.

3.2. Exclusive and Primary Obligations

3.2.1 Exclusive Obligations

Each Joint Venturer agrees that neither one shall engage in any activities that would conflict with the operations and business purpose of the Joint Venture. Notwithstanding the foregoing, the preceding sentence shall not be construed in any way to limit Outback’s ability to expand its existing chain of Outback Steakhouse restaurants, nor to limit Outback’s ability to acquire, invest in or otherwise be involved with other casual, fine dining concepts (or any other restaurant concepts) as long as such concepts are not considered to feature Pacific Rim or Euro-Asian cuisine and Outback’s involvement with such other concepts does not materially impair the growth and viability of the Joint Venture. Similarly, said first sentence shall not be construed in any way to limit Roy’s ability to own and operate its existing Roy’s restaurants in Hawaii and Denver (including reopening any existing restaurant that should close), nor to limit its activities as franchisor in relation to the existing Roy’s franchises as of the date hereof and any renewals and extensions thereof. As to any new franchisees and locations worldwide (except as aforesaid), only the Joint Venture may grant the same. The rights and obligations of the Joint Venturers under this Section 3.2.1 shall extend to their affiliated companies (“Affiliates”). “Affiliates” mean a parent company, brother-sister company, subsidiary or other company in which the Joint Venturer’s parent company or the Joint Venturer owns or controls over 50% of the voting interests of said company.

The parties acknowledge and agree that Roy Yamaguchi (“RY”), in his individual capacity, is free to pursue other business opportunities other than restaurant concepts, such as writing books, personal appearances (TV and other media) and any product endorsements which do not impair the image of the Restaurants. Any restaurant concept that RY wishes to be involved with must first be presented to the Joint Venture and only if the Joint Venture declines to become involved, then RY may pursue such opportunity, provided his involvement does not materially impair the growth and viability of the Joint Venture, as determined by the Joint Venture in its reasonable discretion. Notwithstanding the foregoing, RY agrees to exert his time, efforts and skill in such reasonable amounts as may be necessary to maximize the success and growth of the Joint Venture and the Restaurants.

3.2.2 Roy’s Primary Duties and Obligations

Roy’s shall be primarily responsible for consulting with the President regarding the training, development and supervision of all Joint Venture executive level and Restaurant managerial level employees relating to the quality and integrity of the Roy’s concept to be sure it is being properly executed, maintained and enhanced, including but not limited to, developing the schematic and conceptual drawings for each Restaurant for approval by the Joint Venture, recommending to the Joint Venture for approval the appropriate “corporate” operations executives who will possess the necessary knowledge and skill to train the Restaurant managerial employees concerning the proper execution of the Roy’s concept, hiring and firing of the executive chef, sous chef and pastry chef, training and supervision of said chefs, control over menu and recipe development, control over kitchen design, control over wine lists and training and supervision of the general manager and assistant managers. Notwithstanding the foregoing, the parties acknowledge and agree that the day-to-day implementation of the foregoing duties and obligations will be delegated to the President of the Joint Venture, as provided for in Section 8.1, below, except that said President and the Joint Venturers will recognize and give due consideration to the unique and specialized knowledge and skill of each Joint Venturer in its respective area of primary duties and obligations.

3.2.3 Outback’s Primary Duties and Obligations

Outback shall be primarily responsible for consulting with the President regarding the training, development and supervision of all Joint Venture executive level and Restaurant managerial employees relating to the administrative, financial and other aspects of the Restaurants that do not materially impair the quality and integrity of the food and customer service at the Restaurants or the Roy’s concept, including but not limited to, conducting preliminary site selection and negotiations with landlords, preparing development and operating budgets for approval by the Joint Venture, selection of and negotiations with the contractor(s) for the construction of each Restaurant, hiring and firing of the bookkeeper for each Restaurant, establishment of accounting and cash control policies and procedures, selection of and negotiation with all liability, property, health and workers’ compensation insurers, preparation of all operating and financial statements for each Restaurant and the Joint Venture, preliminary selection of the general manager and assistant managers for each Restaurant for approval by the Joint Venture, and recommending to the Joint Venture for approval the appropriate general and administrative staff (executive, managerial and non-managerial) to support the Restaurants and the Joint Venture. Notwithstanding the foregoing, the parties acknowledge and agree that the day-to-day implementation of the foregoing duties and obligations will be delegated to the President of the Joint Venture, as provided for in Section 8.1, below, except that said President and the Joint Venturers will recognize and give due consideration to the unique and specialized knowledge and skill of each Joint Venturer in its respective area of primary duties and obligations.

Article IV. Contributions/Liabilities

4.1. Nature and Amount of Contributions

The amount and nature of the contributions of each Joint Venturer are as follows:

Outback	$1,000,000 cash

Roy’s	$1,000,000 cash

In addition to the foregoing, Roy’s shall grant or cause to be granted to the Joint Venture a royalty-free master license for the exclusive use in the world of the service mark “Roy’s” and the Roy’s system and shall contribute the services specified in Article III, above. Such license, however, shall expressly reserve unto Roy’s the right to continue use and licensing of the service mark in connection with its existing Hawaii and franchise operations. Attached hereto as Exhibit “A” is a list of said existing Hawaii and franchise operations.

In addition to the foregoing, Outback agrees to cause its parent company, Outback Steakhouse, Inc. to provide the Joint Venture with financial guarantees for up to 50% of any debt of the Joint Venture where such guarantees will be beneficial to the Joint Venture, including but not limited to, Restaurant premises leases, any promissory notes or other indebtedness of the Joint Venture, and any lease for furniture, fixture and equipment. Outback shall also contribute the services described in Article III, above.

4.2. Time for Making Contributions

(a) The contributions of money by each party must be made on or before June 30, 1999.

(b) The contributions of services and skill must be made commencing immediately following the full execution of this Agreement.

4.3. Effect of Failure To Make Contributions

If any Joint Venturer fails to make that Joint Venturer’s contribution within the time specified in this Agreement, the nondefaulting Joint Venturer shall have the right to enforce any and all remedies available at law or in equity, including but not limited to, rescinding this Agreement, seeking injunctive relief and/or recovering damages.

4.4. Subsequent Capital Contributions

In no event shall any Joint Venturer be obligated to make any additional capital contributions, except as otherwise expressly provided herein.

4.5. Interest on Capital Contributions

No Joint Venturer shall receive, or be entitled to receive, interest on its contributions to the capital of the Joint Venture

4.6 Liabilities

4.6.1. Liability for Certain Obligations

The parties acknowledge that the Joint Venture will incur certain material long term obligations, including, without limitation, liability as lessee under leases for Restaurant premises and liability on loans. Roy’s and Outback covenant and agree that as to any debt, liability, or obligation of the

Joint Venture, including, without limitation, the liabilities described in the preceding sentence, Roy’s and Outback shall each be proportionately liable to the third party creditor for only up to fifty percent (50%) of amounts outstanding under such obligations and shall not be jointly and severally liable therefor.

4.6.2. Documentation

Roy’s and Outback covenant and agree that all documentation evidencing the Joint Venture’s material, long term obligations, including, without limitation, a Restaurant premises lease, any promissory notes, and any lease for furniture, fixture and equipment, shall limit the liability of each of Roy’s and Outback to proportionately fifty percent (50%) of any amounts outstanding under such obligations and shall specifically state that Roy’s and Outback shall not be individually liable for the entire amount thereof, nor jointly and severally liable therefor.

4.6.3 Indemnification

Roy’s and Outback each hereby indemnify and hold each other harmless from and against any liability, claim, damage, action or obligation for any material long term obligation of the Joint Venture, including, but not limited to, the liabilities described herein, in excess of fifty percent (50%) of amounts outstanding under such obligations.

Article V. Ownership of Venture Property

5.1. Title to Property

All property of the Joint Venture shall be held in the name of the Joint Venture.

5.2. Interest in Property

Except as provided below, the beneficial interest of each party in Joint Venture property, unless changed pursuant to the terms of this Agreement, shall be as follows: Fifty percent (50%) Roy’s and Fifty percent (50%) Outback.

5.3 Interest in Recipes

All recipes developed by the Joint Venture shall be owned by the Joint Venture. All recipes developed by Roy’s shall be owned by Roy’s. Any recipes developed through the collaborative efforts of Roy’s and the Joint Venture, shall be owned jointly by Roy’s and the Joint Venture. During the continued existence of the Joint Venture, Roy’s and the Joint Venture agree to license to the other use of each other’s recipes.

Article VI. Term

The term of the Joint Venture will commence on the date first indicated above and shall terminate as provided in Article X, below.

Article VII. Distributions; Allocation of Profits and Losses

7.1. Division or Share of Profits

Any profits of the Joint Venture shall be allocated among the Joint Venturers in the following percentages unless that percentage is changed pursuant to the terms of this Agreement:

Roy’s	50%
Outback	50%

7.2. Calculation of Profits

For the purposes of this Agreement, the profits of the Joint Venture shall be calculated as follows:

(a) The expenses of conducting the Joint Venture shall be deducted from the income of the Joint Venture. The expenses of conducting the Joint Venture shall include all expenses customarily incurred by businesses similar to the Joint Venture.

(b) In regards to the San Francisco, San Diego and Dallas Restaurants, after the payment of expenses as described above and retention of adequate operating and capital reserves, Roy’s and Outback shall each be entitled to receive equal distributions of any remaining available cash. As to all other Restaurants, the parties agree that except for distributions necessary to enable each party to pay their respective income tax obligations, all available cash from operations shall be reinvested into new Restaurants.

7.3. Apportionment or Share of Loss

Should a loss be sustained by the Joint Venture, the parties shall bear the loss in the same percentages as profits.

7.4. Computation of Loss

In computing any loss as between the parties, deductions shall be made from any assets remaining in the same manner as computing profits in 7.2, that is, deductions shall first be made to pay expenses, and any remaining sums shall be allocated on a pro rata percentage basis to contributions, as set forth in

7.2 for computing profits. Should there be insufficient assets to pay expenses due and owing as a result of the conduct of the joint enterprise, each party shall contribute to the payment of those expenses in the percentage of losses attributed to that party in this Article.

Article VIII. Management Structure

8.1. Management of Joint Venture

The business and affairs of the Joint Venture shall be managed by a committee (the “Executive Committee”) consisting of five (5) members appointed by the Joint Venturers. Outback shall name two (2) members of the committee, Roy’s shall name two (2) members of the committee, and the fifth member (the “Wise Man”) shall be named jointly by Outback and Roy’s. The Wise Man must be (i) independent and not employed by or have any ownership interest in or licensing or franchise relationship with either Joint Venturer (or its Affiliates), and (ii) possess not less than ten (10) years of full-time executive level management experience in one or more casual, fine dining restaurants having at least ten (10) stores under his or her control or such other qualifications as Outback and Roy’s may agree. Each individual named to the Executive Committee will serve as a member of the Executive Committee until his or her death, withdrawal or expulsion from the Executive Committee, or until his or her removal from the Executive Committee by the Joint Venturer who appointed him or her or in the case of the Wise Man, by the majority vote or consent of the Joint Venturers. All decisions as to the day to day operations of the Joint Venture shall be made by a President hired by the majority agreement of the Executive Committee, provided, that the President shall not, without the majority consent of all of the members of the Executive Committee:

(1)	Confess a judgment against the Joint Venture;

(2)	Admit any person as a Joint Venturer;

(3)	Execute or deliver any assignment for the benefit of the creditors of the Joint Venture;

(4)	Enter into any lease of real or personal property;

(5)	Enter into any loan transaction or incur any indebtedness of the Joint Venture in excess of $25,000;

(6)	Open any Restaurant;

(7)	Purchase any real property;

(8)	Fire Gordon Hopkins (Corporate Chef), Christian Maldonado (Operations Director), Randal Caparoso (Wine and Beverage Director), or hire/fire their respective successors; and

(9)	Such other matter(s) as may be mutually agreed upon by the parties.

8.2. Composition of Committee

The following individuals are appointed as the initial members of the Executive Committee:

ROY’S APPOINTEES	OUTBACK APPOINTEES
Roy Yamaguchi	Chris Sullivan
Terrence Lee	Michael O’Donnell

The Wise Man shall be appointed by said members within sixty (60) days from the effective date hereof. Vacancies on the Executive Committee shall be filled by the Joint Venturer who appointed the member who created the vacancy, or in the case of the Wise Man, by vote or written consent of a majority of the Joint Venturers.

8.3. Actions by Majority Vote

Except as otherwise expressly provided in this Agreement, all actions taken by the Executive Committee shall be by majority vote of its members.

Article IX. Confidentiality

9.1. Definition

For the purpose of this Agreement, “Proprietary Information” shall include all information designated by any Joint Venturer, either orally or in writing, as confidential or proprietary, or which reasonably would be considered proprietary or confidential to the business contemplated by this Agreement, including but not limited to suppliers, marketing and technical plans, plans for products and ideas, recipes, menus, wine lists and proprietary techniques and other trade secrets. Notwithstanding the foregoing, “Proprietary Information” shall not include information which (i) has entered the public domain or became known other than due to a breach of any obligation of confidentiality owed to the owner of such information; (ii) was known prior to the disclosure of such information; (iii) became known to the recipient from a source other than a Joint Venturer or its Affiliate, provided there was no breach of an obligation of confidentiality owed to said Joint Venturer or its Affiliate; or (iv) was independently developed by the party receiving such information.

9.2. No Disclosure, Use, or Circumvention

No Joint Venturer or its Affiliates shall disclose any Proprietary Information to any third parties (other than existing or permitted franchisees) and will not use any Proprietary Information in that Joint Venturer’s or Affiliates’ business or any affiliated business without the prior written consent of the other Joint Venturer, and then only to the extent specified in that consent. Consent may be granted or withheld at the sole discretion of any Joint Venturer. No Joint Venturer shall contact any suppliers, customers, employees, affiliates or associates to circumvent the purposes of this provision.

9.3. Maintenance of Confidentiality

Each Joint Venturer shall take all steps necessary or appropriate to maintain the strict confidentiality of the Proprietary Information and to assure compliance with this Agreement.

Article X. Termination

10.1. Date of Termination

This Agreement shall be terminated on the earlier to occur of:

(a)	The mutual agreement of all of the parties to this Agreement;

(b)	Any act or event which makes the continuation of the business of the Joint Venture impossible or impracticable;

(c)	The bankruptcy or insolvency of any of the parties to this Agreement; or

(d)	Fifteen (15) years after the effective date hereof .

10.2. Effect of Termination

On the termination of this Joint Venture, the Joint Venture shall be dissolved and wound up in accordance with the provisions of the Florida Uniform Partnership Act, except as otherwise specifically provided in this Agreement or any amendment to this Agreement.

Article XI. Put Options/Maximization of Value

11.1 Put Options in Favor of Roy’s

Roy’s shall have the right to require Outback to purchase up to 25% of Roy’s interests in the Joint Venture at anytime after the 5th anniversary of the effective date hereof. Additionally, at anytime after the 10th anniversary of the effective date hereof, Roy’s shall have the right to require Outback to purchase up to another 25% (total 50%) of Roy’s interests in the Joint Venture. The percentage interest in the entire Joint Venture being sold under these put options is referred to herein as the “Put Percentage”. The purchase price to be paid by Outback shall be equal to the fair market value of the Joint Venture as of the date Roy’s exercises its put option, multiplied by the Put Percentage.

11.2 Exercise of Put Options

11.2.1 Exercise Notice

Upon Roy’s exercising its put options, it shall give Outback written notice thereof. The written notice (the “Exercise Notice”) shall state the proposed fair market value of the Joint Venture, a detailed explanation of the valuation methodology and supporting information utilized by Roy’s in arriving at said fair market value and the Put Percentage.

11.2.2 Answering Notice

Within five (5) business days after receipt of such notice by Outback, it shall advise Roy’s in writing (the “Answering Notice”) if Outback either : (a) agrees with such valuation, or (b) disagrees with such valuation, in which case Outback shall propose its own valuation and a detailed explanation of the valuation methodology and supporting information utilized by Outback in arriving at its proposed value.

11.2.3 Responding Notice

Within five (5) business days after Roy’s receives the Answering Notice, Roy’s shall respond to Outback in writing (the “Responding Notice”) stating either: (a) Roy’s agreement with Outback’s valuation, or (b) Roy’s disagreement with such valuation and any revised value.

11.2.3 Resolution of Disputed Value by Wise Man

In the event Roy’s and Outback fail to reach agreement on the valuation of the Joint Venture within ten (10) business days following Outback’s receipt of the Responding Notice, then the value shall be determined by the Wise Man, who shall be limited to selecting either of the values most recently proposed in writing by Roy’s or Outback in the Exercise Notice, Answering Notice and/or Responding Notice. The Wise Man shall be empowered to engage such consultant(s) as he deems reasonable and prudent, at the expense of the Joint Venture, to assist him in selecting which of the two most recently proposed values best represents the fair market value of the Joint Venture. The Wise Man shall notify each party in writing of his decision no later than twenty (20) days after the matter has been submitted to him. Upon the Wise Man rendering his written decision, the value established by said decision shall be final and binding upon Roy’s and Outback.

11.2.4 Payment of Purchase Price

The purchase price shall be equal to the fair market value of the Joint Venture, as established by mutual agreement or by the decision of the Wise Man, multiplied by the Put Percentage. Within ten (10) business days after the purchase price is finally established, Outback shall pay Roy’s the applicable purchase price in either cash or unrestricted Outback common stock or any combination of both. The term “unrestricted Outback common stock” means that there shall be no limitations or restrictions on Roy’s ability to sell all of said stock on the stock exchange handling the buying and selling of such stock contemporaneously upon receipt of such stock.

11.3 Outback Right to Void Exercise of Option if Acquisition of Put Percentage is Dilutive

Notwithstanding the foregoing, in the event the final purchase price has the effect, upon Outback’s acquisition of the Put Percentage at such price, of diluting the earnings per share for the next 12 months of Outback, Outback shall have the option of voiding Roy’s exercise of its put option, which must be exercised by written notice to Roy’s of Outback’s election to void said exercise (the “Void Notice”) prior to the expiration of the 10-day period to pay the purchase price. The purchase price will be considered to dilute the earnings per share of Outback if the accounting effect of the transaction, determined in accordance with generally accepted accounting principles, would cause a reduction in pro forma Basic Earnings Per Share and/or Diluted Earnings Per Share (or an increase in Net Loss Per Share) calculated in accordance with SFAS No. 128 “Earnings Per Share” for the 12 months following the purchase. Upon Roy’s receipt of the Void Notice, Roy’s may elect to accept a lower purchase price which has the effect of eliminating said dilutive effects of Outback’s acquisition, which election must be exercised by written notice to Outback within five (5) business days after receipt of the Void Notice (the “Lower Price Notice”). Outback shall pay Roy’s said lower purchase price amount in cash, stock or any combination thereof as aforesaid, within ten (10) business days after receipt of the Lower Price Notice.

11.4 Maximization of Value

The Joint Venturers agree that from time to time, they shall evaluate in good faith all available options to the Joint Venture to maximize the value of each Joint Venturer’s ownership interests in the Joint Venture, such as but not limited to, an initial public offering, strategic sale or merger into Outback Steakhouse, Inc.

Article XII. Assignment

No Joint Venturer may assign its rights and obligations hereunder due to the unique expertise and qualifications of the Joint Venturers. It shall be permissible, however, to assign or pledge as collateral either Joint Venturer’s interest in profit distributions and/or Roy’s put options.

Article XIII. Arbitration

Any dispute arising under this Agreement, or under any instrument made to carry out the terms of this Agreement, shall be submitted to arbitration in accordance with the commercial dispute arbitration rules of the American Arbitration Association. The venue and situs for such arbitration proceedings shall be San Francisco, California.

Article XIV. Notices

All notices to the Joint Venturers pursuant to this Agreement shall be in writing and shall be deemed effective when given by personal delivery or by certified mail, express delivery service, or facsimile transmission.

Article XV. Applicable Law

To the extent not otherwise provided in the Agreement, the terms of this Joint Venture and the relationship of the Joint Venturers to each other shall be governed by the provisions of the Florida Uniform Partnership Act, and any amendments or successor statute to that Act.

Article XVI. Amendments

This Agreement may be amended only by the written agreement of all of the Joint Venturers.

Article XVII. Condition Subsequent

As a condition subsequent to each Joint Venturer’s obligations under the Agreement, the Joint Venture must secure a credit facility for not less than $20 million dollars from a reputable lending institution on terms and conditions satisfactory to the Joint Venture to be used to finance the business purpose of the Joint Venture. If the Joint Venture is unable to secure such a credit facility within 90 days following the effective date hereof, either party may terminate the Agreement upon prior written notice to the other. Upon such termination, each party shall be released and discharged from any and all obligations under this Agreement.

Article XVIII. Tax Related Provisions

18.1 Composition of Capital Accounts

A separate capital account shall be maintained by the Joint Venture for each Joint Venturer in accordance with Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder. There shall be credited to each Joint Venturer’s capital account (i) the amounts of money contributed by it to the Joint Venture, (ii) the fair market value of property contributed by it to the Joint Venture (net of liabilities secured by such contributed property that the Joint Venture is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to it of Joint Venture income and gain (or items thereof), including income and gain exempt from tax, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g), as set forth pursuant to Article VII of this Agreement. Each Joint Venturer’s capital account shall be decreased by (i) the amount of money distributed to it by the Joint Venture, (ii) the fair market value of property distributed to it by the Joint Venture (net of liabilities secured by such distributed property that such Joint Venturer is considered to assume or take subject to pursuant to Section 752 of the Code), (iii) allocations to such Joint Venturer of expenditures of the Joint Venture described in Section 705(a)(2)(B) of the Code, and (iv) allocations of Joint Venture loss and deduction (or items thereof), including loss or deduction, computed for book purposes, as described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), as set forth pursuant to Article VII of this Agreement.

18.2 Adjustments to Tax Basis

In the event of adjustment to the adjusted tax basis of Joint Venture property under Code Sections 732, 734 or 743, the capital accounts of the Joint Venturers shall be adjusted to the extent provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

18.3 Income Tax Elections

In the event of a distribution of property made in the manner provided under Section 734 of the Code, or in the event of a transfer of any Joint Venture Interest permitted by this Agreement made in the manner provided in Section 743 of the Code, Outback, on behalf of the Joint Venture, may, but shall not be required to, file an election under Section 754 of the Code in accordance with the procedures set forth in the applicable regulations promulgated thereunder.

18.4 Audits of Income Tax Returns

(a) Appointment of Tax Matters Partner. The tax matters partner (the “TMP”), as referred to in Code Section 6231(a)(7), for the Joint Venture shall be Outback.

(b) Employment of Advisors. The TMP shall employ experienced tax advisors to represent the Joint Venture in connection with any audit or investigation of the Joint Venture by the Internal Revenue Service and in connection with all subsequent administrative and judicial proceedings arising out of such audit. The fees and expenses of such tax advisors shall be an expense of the Joint Venture. It shall be the responsibility of the Joint Venturers, at their own expense, to employ tax advisors to represent their respective separate interests.

(c) Notice and Expenses. The TMP shall keep the Joint Venturers reasonably informed of all administrative and judicial proceedings, as required by the Code, and shall furnish to each Joint Venturer who so requests in writing a copy of each notice or other communication received by the TMP from the Internal Revenue Service (except such notices or communications as are sent directly to such requesting Joint Venturer by the Internal Revenue Service). All expenses incurred by the TMP in serving as TMP shall be Joint Venture expenses and shall be paid by the Joint Venture. Any Joint Venturer has the right to participate in such administrative proceedings relating to the determination of Joint Venture items. Each Joint Venturer who elects to participate in such proceedings will be responsible for any such expenses incurred by such Joint Venturer in connection with such participation.

(d) Authority of Tax Matters Partner. The TMP shall have the authority to take any and all action reasonably required as TMP, including by way of example, any of the following: (i) enter into a settlement agreement with the Internal Revenue Service that purports to bind the Joint Venturers other than the TMP; (ii) file a Tax Court Petition as contemplated in Code Section 6226(a) or Section 6228; (iii) intervene in any action as contemplated in Code Section 6226(b); (iv) file any requests for administrative adjustment contemplated in Code Section 6227(b); or (v) enter into an agreement extending the limitations period as contemplated by Code Section 6229(b)(1)(B).

(e) Indemnification of TMP. The Joint Venture shall indemnify the TMP against any and all judgments, fines, amounts paid in settlement and expenses (including reasonable attorneys’ fees, whether incurred before or at trial or during any appellate proceedings, and court costs) incurred by the TMP in any civil, criminal or investigative proceeding in which the TMP is involved or threatened to be involved by reason of being the TMP for the Joint Venture; PROVIDED, HOWEVER, that the TMP shall not be indemnified under this provision against any liability incurred by the Joint Venture or any Joint Venturer which arises out of fraud, by willful or intentional misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of its position as TMP.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first above written.

RY-8, INC.		OS PACIFIC, INC.

By	/S/ TERRENCE M. LEE	By	/S/ MICHAEL P. O’DONNELL
Name:	Terrence M. Lee	Name:	Michael P. O’Donnell
Title:	VP/Sec.	Title:

Outback Steakhouse, Inc., a Delaware corporation (“OSSI”), does hereby acknowledge and irrevocably agree to perform the obligations provided for in Section 3.2.1 regarding not becoming involved with any Pacific Rim or Euro-Asian restaurant concept that would materially impair the viability of the Joint Venture and Section 4.1 regarding guaranteeing up to 50% of the debts of the Joint Venture. OSSI further irrevocably agrees to guaranty the payment obligations of [OUTBACK SUBSIDIARY] to pay Roy’s the purchase price for the Put Percentage upon Roy’s exercise of its put option(s) and provided such acquisition by Outback is not dilutive. OSSI hereby waives any and all surety defenses relating to its guaranty obligations hereunder. OSSI confirms that [OUTBACK SUBSIDIARY] is its wholly owned subsidiary and that OSSI shall be deemed to have actual or constructive knowledge of all matters known by [OUTBACK SUBSIDIARY] and shall be deemed to have ratified and approved all actions of [OUTBACK SUBSIDIARY] relating to Roy’s exercise of it put option(s) unless OSSI shall expressly notify Roy’s in writing of any objections it may have to any actions by [OUTBACK SUBSIDIARY] relating to said exercise of the put option(s) within five (5) business days after such action.

OUTBACK STEAKHOUSE, INC.

By	/S/ MICHAEL P. O’DONNELL
Name: Michael P. O’Donnell Title: President New Concepts

Roy Yamaguchi does hereby acknowledge and agree to perform his obligations provided for in Section 3.2.1 regarding his efforts to maximize the success of the Joint Venture and the Restaurants.

/S/ ROY YAMAGUCHI
ROY YAMAGUCHI

EXHIBIT “A”

EXISTING HAWAII AND FRANCHISE OPERATIONS

HAWAII

Roy’s Restaurant- Honolulu (Oahu)

Roy’s Kahana Bar & Grill (Maui)

Roy’s Nicolina Restaurant (Maui)

Roy’s Poipu Bar & Grill (Kauai)

Roy’s Waikoloa Bar & Grill (Big Island)

Roy’s Kihei Bar & Grill*

FRANCHISES

Roy’s Restaurant Guam (Guam)

Roy’s at Pebble Beach (CA)

Roy’s Aoyama Bar & Grill (Tokyo, Japan)

Roy’s Hiroo Bar & Grill (Tokyo, Japan)

Roy’s Seattle (WA)

Roy’s Scottsdale (AZ)

Roy’s Bonita Spring (FL)

Roy’s New York (NY)

Roy’s Newport Beach (CA)**

Roy’s Phoenix (AZ)***

*	Anticipated opening date March 2000
**	Anticipated opening date in July 1999
***	Anticipated opening date December 1999

FIRST AMENDMENT TO JOINT VENTURE AGREEMENT

THIS FIRST AMENDMENT TO JOINT VENTURE AGREEMENT (“Amendment”) is entered into this 31st day of October, 2000, to be effective for all purposes as of June 17, 1999, by and between RY-8, INC., a Hawaii corporation (being a wholly-owned subsidiary of Roy’s Holdings, Inc., a Hawaii corporation) (“Roy’s”) and OS PACIFIC, INC., a Florida corporation (being a wholly-owned subsidiary of Outback Steakhouse, Inc., a Florida corporation) (“Outback”).

WHEREAS, Roy’s and Outback entered into that certain Joint Venture Agreement dated June 17, 1999 (the “Agreement”), pursuant to which a Florida joint venture was formed under the name Roy’s/Outback Joint Venture (the “Joint Venture”); and

WHEREAS, the parties desire to modify the Agreement to more accurately reflect the parties’ intent at the time of forming the Joint Venture and to reflect amendments agreed to in consideration for Outback and its parent corporation, Outback Steakhouse, Inc. (“OSI”), guaranteeing a $12,000,000 Revolving Line of Credit issued to Roy’s by Wachovia Bank (the “Line of Credit”);

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Recitals. The parties agree that the foregoing recitals are true and correct and incorporated herein by reference.

2. Modifications. The parties agree that the following modifications shall be made to the Agreement:

2.1 Guarantees of Debt by Outback. The second full paragraph of Section 4.1 of the Agreement beginning with the phrase “In addition to the foregoing, Outback agrees…” shall be deleted in its entirety and replaced with the following:

Until such time as either (i) Roy’s, using commercially reasonable efforts, can obtain financing secured by its interest in the Joint Venture from a third party financial institution on commercially reasonable terms in amounts sufficient to fund its share of additional capital contributions to the Joint Venture, or (ii) the Joint Venture can obtain such financing secured by the Joint Venturers’ interests in the Joint Venture or the Joint Venture’s assets, Outback shall cause its parent company Outback Steakhouse, Inc. (“OSI”) to provide a guarantee of loans to Roy’s from third party financial institutions in amounts sufficient to fund Roy’s share of additional capital contributions to the Joint Venture (“Guaranteed Loans”) and to refinance Guaranteed Loans to the extent either Roy’s or the Joint Venture, using commercially reasonable efforts, cannot refinance the Guaranteed Loans without OSI’s loan guarantee. The proceeds of all Guaranteed Loans shall be used solely to fund Roy’s share of capital contributions to the Joint Venture and making the minimum required debt service payments to the lender of the

Guaranteed Loans. Neither Outback nor OSI shall charge Roy’s any fee or other assessment for such guarantees. As a condition to such guarantees, Roy’s shall and hereby does agree to indemnify and hold Outback and OSI harmless from any liability or loss either of them may incur from payments on such guarantees or otherwise arising from or as a result of such guarantees. Roy’s shall also cause its parent company, Roy’s Holdings, Inc. (“RHI”) to indemnify and hold harmless Outback and OSI from any liability or loss either of them may incur from payments on such guarantees or otherwise arising from or as a result of such guarantees. Roy’s shall secure its indemnity of Outback and OSI by granting to Outback and OSI a first priority security interest in Roy’s entire interest in the Joint Venture. For so long as any guarantee by Outback or OSI is outstanding, Roy’s shall not grant any other security interest in, or in any other manner otherwise pledge or encumber, its interest in the Joint Venture.

As part of the foregoing, promptly upon the execution of this Amendment, Outback agrees to cause its parent company, Outback Steakhouse, Inc. (“OSI”) to arrange for a loan to Roy’s for up to $12 million on commercially reasonable terms (taking into consideration OSI’s loan guarantee) with Wachovia Bank, N.A. and to guarantee said loan as an accommodation guarantor. Roy’s use of said loan proceeds will be limited to funding its capital contributions to the Joint Venture and making the minimum required debt service payments to Wachovia Bank. Further, Outback agrees that OSI will not charge Roy’s any fee or other assessment for its accommodation guaranty of said loan.

2.2 Subsequent Capital Contributions. Section 4.4 of the Agreement shall be deleted in its entirety and replaced with the following:

Each Joint Venturer shall be obligated to contribute to the Joint Venture such percentage as is equal to such Joint Venturer’s Percentage Interest (initially 50%) of any additional capital contributions called for by majority vote of the Executive Committee. Such contributions shall be made within ten (10) business days of the call therefore by the Executive Committee. A Joint Venturer’s failure to contribute its required share of additional capital contributions shall constitute a default under and breach of this Agreement. Notwithstanding the foregoing, Roy’s shall only be obligated to contribute additional capital from, and to the extent of, financing provided pursuant to Section 4.1 hereof.

2.3 Liability for Certain Obligations. Section 4.6.1 of the Agreement shall be deleted in its entirety and replaced with the following paragraph:

The parties acknowledge that the Joint Venture will incur certain material long term obligations, including, but not limited to, obligations as lessee under leases for Restaurant premises; provided however, the Joint Venture shall borrow no money and incur no liabilities for any loans other than loans from Outback or its affiliates for equipment for the Restaurants. Roy’s and Outback agree that as to any obligation of the Joint Venture, including but not limited to liability under any lease, Roy’s and Outback shall each be proportionately liable to any third party for only up to such percentage of any amounts outstanding of such obligation as is equal to the Joint Venturer’s Percentage Interest. Roy’s and Outback shall not be jointly and severally liable for any obligation.

2.4 Documentation. The phrase “proportionately fifty percent (50%) of any amounts outstanding under such obligations” in Section 4.6.2 shall be deleted and replaced with “such percentage of any amounts outstanding under such obligations as is equal to the Joint Venturer’s Percentage Interest.”

2.5 Indemnification. Section 4.6.3 shall be deleted in its entirety and replaced with the following:

In the event any Joint Venturer is liable to any third party for any material long term obligation in excess of such Joint Venturer’s proportionate share based on its Percentage Interest, the other Joint Venturer will indemnify and hold it harmless from and against any liability, claim, damage, action or obligation relating to said third party’s claim for such excess amounts.

2.6 Interest in Property. Section 5.2 of the Agreement shall be deleted in its entirety and replaced with the following:

Each Joint Venturer’s ownership and voting interest in the Joint Venture (hereafter “Percentage Interest”) and in the Joint Venture’s assets, income, profits, losses and distributions shall be equal to a percentage, such percentage being the same percentage as such Joint Venturer’s Net Capital Contributions to the Joint Venture bears to the total Net Capital Contributions to the Joint Venture. For purposes of this Agreement, the term “Net Capital Contributions” shall mean the initial capital contributions of cash made by a Joint Venturer to the Joint Venture, increased by: (i) any additional capital contributions by such Joint Venturer; (ii) such Joint Venturer’s distributive share of Joint Venture profits and any items in the nature of income or gain which are specially allocated to such Joint Venturer; and (iii) the amount of any Joint Venture liabilities assumed by such Joint Venturer or which are secured by any Joint Venture property distributed to such Joint Venturer; and reduced by: (a) the amount of cash and the value of any Joint Venture property distributed to such Joint Venturer; (b) such Joint Venturer’s distributive share of Joint Venture losses and any items in the nature of expenses or losses which are specially allocated to such Joint Venturer; and (c) the amount of any liabilities of such Joint Venturer assumed by the Joint Venture or which are secured by any property contributed by such Joint Venturer to the Joint Venture.

The foregoing provisions are intended to comply with Treasury Regulation §1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulation.

2.7 Division or Share of Profits. Section 7.1 shall be deleted in its entirety and replaced with the following:

Any profits of the Joint Venture shall be allocated between the Joint Venturers in accordance with their respective Percentage Interests.

The amount and timing of distributions shall be determined by the Executive Committee in its sole discretion. Distributions shall be made to the Joint Venturers in accordance with the respective Percentage Interests; provided however, upon request of either Joint Venturer, the Executive Committee may approve, in its sole discretion, distributions to only one of the Joint Venturers. Any distribution made to only one of the Joint Venturers shall reduce the receiving Joint Venturer’s Net Capital Contributions, capital account, and Percentage Interest accordingly.

2.8 Effect of Termination. The following shall be added to the end of Section 10.2:

In the event the Joint Venture is terminated due to one party’s acquisition, through purchase or otherwise of the entire Joint Venture interest of the other party, the acquiring party shall be entitled to the royalty-free master license described in Section 4.1 and the license to use the recipes described in Section 5.3, for so long as any Restaurant remains in operation. In the event the Joint Venture is terminated due to one party’s bankruptcy, insolvency or breach of the terms of this Agreement, the other party shall be entitled to the royalty-free master license described in Section 4.1 and the license to use the recipes described in Section 5.3, for so long as any Restaurant remains in operation.

2.9 Put Options/Maximization of Value. In the first sentence of Section 11.1, after “Joint Venture” add “(being 12.5% of the entire Joint Venture)”.

2.10 Pay Down of Line of Credit. The following paragraph shall be added after Section 11.2.4 as Section 11.2.5:

11.2.5 Pay Down of Line of Credit

In the event Roy’s exercises its put options and as a result, Outback purchases a portion of Roy’s interest in the Joint Venture, Roy’s shall pay off a percentage of any amounts then outstanding under any and all Guaranteed Loans, as is equal to the percentage of Roy’s interest in the Joint Venture that is being purchased by Outback.

2.12 Assignment. The second sentence of Article XII shall be deleted in its entirety and replaced with the sentence “Further, no Joint Venturer may assign or pledge as collateral its interest in profit distributions or its put options; except for a pledge by Roy’s to First Hawaiian Bank securing a loan in the amount of $1,000,000, a pledge by Roy’s to the financial institution providing financing guaranteed by Outback or OSI pursuant to Section 4.1 hereof, and a pledge by Roy’s to Outback to secure obligations to Outback under indemnification agreements relating to Outback’s guarantee of financing pursuant to Section 4.1 hereof.”

2.13 Condition Subsequent. Article XVII shall be deleted in its entirety.

3. Ratification. The parties agree that the Joint Venture Agreement, as modified hereby, is in full force and effect, and all other terms are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the first date written above.

RY-8, INC. a Hawaii corporation		OS PACIFIC, INC., a Florida corporation

By:	/s/Terrence M. Lee	By:	/s/Robert D. Basham
Name:	Terrence M. Lee	Name:	Robert D. Basham
Title:	Vice President and Secretary	Title:	President